UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2012

ACACIA RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Newport Center Drive Newport Beach, California		92660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 480-8300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 15, 2012, Acacia Research Corporation, a Delaware corporation (the “Company”), entered into Purchase Agreements (the “Agreements”) with certain institutional accredited investors with respect to the private placement of approximately 6.12 million shares of its common stock at a purchase price of $36.75 per share for expected gross proceeds of approximately $225 million before payment of placement agent fees and estimated offering expenses. The closing of the private placement is expected to occur on or about February 21, 2012, subject to customary closing conditions.

The private placement was made only to select institutional accredited investors in accordance with Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. The securities offered in the private placement have not been registered under the Securities Act, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements. The registration rights provisions contained in the Agreements require the Company to prepare and file with the SEC a registration statement on Form S-3 for the purpose of registering for resale all of the securities to be issued to the investors in the private placement.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the form of Purchase Agreement entered into in connection with the private placement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference. A copy of the press release announcing the private placement is attached as Exhibit 99.1 to this report.

Item 2.02.	Results of Operations and Financial Condition.

On February 16, 2012, the Company issued a press release announcing its preliminary earnings for the three months and the year ended December 31, 2011. A copy of the release is furnished as Exhibit 99.2 to this report.

For the first quarter of 2012, the Company expects to record its highest level of quarterly revenues to date. The Company has executed license agreements through February 1, 2012 in excess of $75.0 million.

The information in this Item 2.02, including Exhibit 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 2.02, including Exhibit 99.2, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 3.02	Unregistered Sales of Equity Securities.

The shares of common stock sold in the private placement described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act, and the rules and regulations promulgated thereunder. The Agreements contain representations to support the Company’s reasonable belief that the investors had access to information concerning the Company’s operations and financial condition, that the investors are acquiring the shares of common stock for their own account and not with a view to the distribution thereof, and that the investors are “accredited investors” as defined by Rule 501 promulgated under the Securities Act.

Item 7.01	Regulation FD Disclosure

The Company continues to evaluate acquisitions to expand its patent portfolio. The Company is currently exploring a potential significant acquisition of a third party, and has commenced due diligence efforts with respect to such potential acquisition. The Company cannot provide any assurance that it will reach an agreement to acquire this company or that if it does so, the acquisition will be consummated or that if consummated, any of the anticipated benefits of the pending acquisition will be obtained.

The information in this Item 7.01, including Exhibit 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.2, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Form of Purchase Agreement.

99.1	Press Release, dated February 16, 2012.

99.2	Press Release, dated February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACACIA RESEARCH CORPORATION

Date: February 16, 2012	/s/ Paul R. Ryan
Paul R. Ryan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Purchase Agreement.

99.1	Press Release, dated February 16, 2012.

99.2	Press Release, dated February 16, 2012.